Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216377

US$2.0bn 4.836% Fixed Rate Subordinated Notes due 2028

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”)

Notes:	4.836% Fixed Rate Subordinated Notes due 2028 (the “Notes”)

Expected Issue Ratings[1]:	Baa3 (Moody’s) / BB+ (S&P) / A– (Fitch)

Status:	Dated Subordinated Debt / Unsecured / Tier 2

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	May 2, 2017

Issue Date:	May 9, 2017

Maturity Date:	May 9, 2028

Coupon:	4.836%

Interest Payment Dates:	Semi-annually in arrear on May 9 and November 9 in each year, commencing on November 9, 2017 and ending on the Maturity Date

Coupon Calculation:	30/360, following, unadjusted

Business Days:	New York, London

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 2, 2017 (the “Prospectus Supplement”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowedgement:	Yes. See section entitled “Description of Subordinated Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in Prospectus Supplement.

Ranking:	The ranking of the Notes is described under “Description of Subordinated Notes–Ranking” in the Prospectus Supplement.

Optional Redemption:	The Notes are redeemable on May 7, 2027 as described under “Description of Subordinated Notes—Optional Redemption” in the Prospectus Supplement.

Regulatory Event Redemption:	The Notes are redeemable as described under “Description of Subordinated Notes—Regulatory Event Redemption” in the Prospectus Supplement.

Tax Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes—Tax Redemption” in the Prospectus Supplement.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Benchmark Treasury:	T 2.250 02/15/27

Spread to Benchmark:	255bps

Reoffer Yield:	4.836%

Issue Price:	100%

Underwriting Discount:	0.45%

Net Proceeds:	USD 1,991,000,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	ANZ Securities, Inc.; Banco Santander, S.A.; BBVA Securities Inc.; BNY Mellon Capital Markets, LLC; CIBC World Markets Corp.; Commonwealth Bank of Australia; Drexel Hamilton, LLC; Mischler Financial Group, Inc.; Natixis Securities Americas LLC; Nomura Securities International, Inc.; PNC Capital Markets LLC; Scotia Capital (USA) Inc.; SMBC Nikko Securities America, Inc.; Standard Chartered Bank; SunTrust Robinson Humphrey, Inc.; Swedbank AB (publ); The Williams Capital Group, L.P.; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-18 of the Prospectus Supplement.

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06738EAW57 / 06738E AW5

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-216377) and to be issued pursuant to the Dated Subordinated Debt Securities Indenture, to be entered into on or about May 9, 2017, between the Issuer and The Bank of New York Mellon acting through its London Branch, as trustee (the “Trustee”).

Listing:	We will apply to list the Notes on the New York Stock Exchange

Governing Law:	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Prospectus Supplement

The Issuer has filed a registration statement (including a prospectus dated March 1, 2017 (the “Prospectus”) and the Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.